United States
Securities and Exchange Commission
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NEWTEK BUSINESS SERVICES CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NEWTEK BUSINESS SERVICES CORP.
1981 Marcus Avenue, Suite 130
Lake Success, New York 11042
(212) 356-9500

May 15, 2018
Dear Shareholder:
We invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Newtek Business Services Corp. (the “Company”) to be held at 2711 South Ocean Drive, Hollywood, FL 33019 on June 14, 2018 at 9:00 a.m., local time.
The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Also enclosed is a Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
As an integral part of the Annual Meeting, we will report on the operations of the Company. Directors and Officers of the Company and a representative of the Company’s independent accountants will be present to respond to any questions that our shareholders may have. Detailed information concerning our activities and operating performance is contained in our enclosed Annual Report.
YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.   On behalf of the Company’s Board of Directors, we urge you to please sign, date and return the enclosed Proxy Card in the enclosed postage-prepaid envelope or vote by telephone or Internet as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
Sincerely yours,
/s/ Barry Sloane

Barry Sloane
Chairman, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 14, 2018.
Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 are available on the Internet at http://www.astproxyportal.com/ast/19720.
The following information applicable to the Annual Meeting may be found in the Proxy Statement and accompanying Proxy Card:
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The date, time and location of the meeting;

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A list of the matters intended to be acted on and our recommendations regarding those matters;

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Any control/identification numbers that you need to access your Proxy Card; and

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Information about attending the meeting and voting in person.

NEWTEK BUSINESS SERVICES CORP.
1981 Marcus Avenue, Suite 130
Lake Success, New York 11042
(212) 356-9500
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 14, 2018
To the Shareholders of Newtek Business Services Corp.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Newtek Business Services Corp. (the “Company”) will be held at 2711 South Ocean Drive, Hollywood, FL 33019 on June 14, 2018 at 9:00 a.m., local time.
The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement:
1.
To elect two directors of the Company, to serve on the Board of Directors until the Company’s Annual Meeting of Shareholders in 2021 and until their successor is duly elected and qualified;

2.
To ratify the selection of RSM US LLP as the Company’s independent registered accounting firm (independent auditors) for the fiscal year ended December 31, 2018;

3.
To conduct an advisory vote on the compensation of our named executive officers; and

4.
To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.
Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Shareholders of record at the close of business on April 30, 2018 are entitled to vote at the Annual Meeting and any adjournment thereof.
We ask that you fill in and sign the enclosed Proxy Card which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. You may also cast your vote by telephone or Internet as shown on the Proxy Card. The proxy will not be used if you attend and vote at the Annual Meeting in person.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ BARRY SLOANE

BARRY SLOANE
CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
Lake Success, New York
May 15, 2018
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. EVEN IF YOU VOTE YOUR SHARES PRIOR TO THE MEETING, YOU MAY STILL ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON IF YOU WISH TO CHANGE YOUR VOTE.

PROXY STATEMENT
NEWTEK BUSINESS SERVICES CORP.
1981 Marcus Avenue, Suite 130
Lake Success, New York 11042
(212) 356-9500
ANNUAL MEETING OF SHAREHOLDERS
June 14, 2018
INTRODUCTION
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newtek Business Services Corp. (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2711 South Ocean Drive, Hollywood, FL 33019 on June 14, 2018 at 9:00 a.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement, together with the enclosed Proxy Card, are first being mailed to shareholders on or about May 15, 2018.
How Do You Exercise Your Rights to Vote on the Proposals?
You may vote using any of the following methods:
By Mail — Shareholders of record may submit proxies by completing, signing and dating each Proxy Card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf  “FOR” the election of the nominees for directors, “FOR” the ratification of RSM US LLP as the Company’s independent registered public accounting firm for 2018, and “FOR” approval of the advisory vote on the compensation of the named executive officers. Shareholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.
By Telephone — Shareholders of record may submit proxies by following the telephone voting instructions on each Proxy Card. Most shareholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Daylight Savings Time, the day before the meeting date.
By Internet — Shareholders of record with internet access may submit proxies by following the internet voting instructions on their Proxy Cards. Most shareholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees.
Please check the voting instruction form for internet voting availability. Please be aware that if you vote over the internet, you may incur costs such as internet access charges for which you will be responsible. The internet voting facilities will close at 11:59 p.m., Eastern Daylight Time, the day before the meeting date.
In Person at the Annual Meeting — Shares held in your name as the shareholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the meeting.

Shareholders who execute the enclosed Proxy Card retain the right to revoke such proxies at any time prior to voting. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a shareholder attends the Annual Meeting and votes in person. The presence of a shareholder at the Annual Meeting alone will not revoke such shareholder’s proxy. Shareholders have no dissenters’ or appraisal rights in connection with any of the proposals described herein.
What is the Vote Required for Each Proposal?
Proposal	Vote Required	Broker Discretionary Voting Allowed?	Effect of Abstentions and Broker Non-Votes
Proposal I — Election of Directors	Affirmative vote of a plurality of all votes cast at the Annual Meeting	No	Broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. A proxy marked “withhold” with respect to a director nominee will result in such director nominee receiving one fewer “FOR” vote that would count towards a plurality.
Proposal II — Ratification of Appointment of Independent Auditors	Affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy	Yes	Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote
Proposal III — Advisory Vote on Compensation of Named Executive Officers	Affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy	No	Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote
VOTING AND REVOCATION OF PROXIES
Proxies solicited by the Board of Directors of the Company will be voted in accordance with the direction given therein. If any other matters are properly brought before the Annual Meeting as to which proxies confer discretionary authority, the persons named in the proxy will vote the shares represented thereby on such matters as determined by a majority of the Board of Directors. The proxies solicited by the Board of Directors confer discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented at the Annual Meeting if notice of such matter has not been delivered to the Company within a reasonable time before the date of this Proxy Statement. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name that have been designated by brokers on Proxy Cards as not voted (“broker non-votes”) will not be counted as votes cast, however brokers are allowed discretionary votes with respect to the proposal relating to the ratification of the Company’s independent registered accounting firm. Proxies marked as abstentions or as broker non-votes will be treated as shares present for purposes of determining whether a quorum is present.

VOTING SECURITIES
The securities which can be voted at the Annual Meeting consist of the Company’s common shares, $0.02 par value per share (“Common Shares”). Shareholders of record as of the close of business on April 30, 2018 (the “Record Date”) are entitled to one vote for each Common Share then held on all matters. As of the Record Date, approximately 18,561,059 Common Shares were issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of Common Shares outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.
Persons and groups owning in excess of 5% of Company’s Common Shares are required to file certain reports regarding such ownership with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 20, 2018, the beneficial ownership of each current director, the nominees for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding Common Shares, and the executive officers and directors as a group. Percentage of beneficial ownership is based on 18,561,059 Common Shares outstanding as of April 20, 2018. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. If applicable and available, ownership information for those persons who beneficially own 5% or more of our Common Shares is based upon filings by such persons with the SEC and other information obtained from such persons.
Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power and has the same address as the Company. The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”). Unless otherwise indicated, the addresses of all executive officers and directors are c/o Newtek Business Services Corp., 1981 Marcus Avenue, Suite 130, Lake Success, New York 11042.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Interested Directors:
Barry Sloane(1)	1,058,411	5.70%
Peter Downs(2)	32,193	*
Independent Directors:
Gregory Zink	8,327	*
Salvatore Mulia	67,208	*
Richard Salute	8,626	*
Executive Officers:
Jennifer Eddelson(3)	39,307	*
Michael Schwartz(4)	15,930	*
John Raven	2,166	*
All current directors and executive officers as a group (8)	1,232,168	6.64%

*
Less than 1% of total Common Shares outstanding as of the Record Date.

(1)
Includes 58,480 restricted Common Shares awarded in February 2018 with a three year vesting period.

(2)
Includes 13,158 restricted Common Shares awarded in February 2018 with a three year vesting period.

(3)
Includes 8,772 restricted Common Shares awarded in February 2018 with a three year vesting period.

(4)
Includes 8,772 restricted Common Shares awarded in February 2018 with a three year vesting period.

Dollar Range of Equity Securities in the Company Beneficially Owned by Each Director:
Name of Director	Dollar Range of Equity Securities in Newtek Business Services Corp.(1)(2)
Interested Directors:
Barry Sloane	Over $100,000
Peter Downs	Over $100,000
Independent Directors:
Richard Salute	Over $100,000
Salvatore Mulia	Over $100,000
Gregory Zink	Over $100,000

(1)
Dollar ranges are as follows: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or Over $100,000.

(2)
The dollar range of equity securities beneficially owned is based on the closing price for our Common Shares of  $17.92 on April 20, 2018 on the Nasdaq Global Market. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act.

PROPOSAL I — ELECTION OF DIRECTORS
Our Board of Directors currently consists of five directors serving in three classes. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualified. Barry Sloane and Peter Downs serve in Class I, with terms expiring at the Annual Meeting; Gregory Zink serves in Class II, with a term expiring at the 2019 annual meeting; and Richard Salute and Salvatore Mulia serve in Class III, with terms expiring at the 2020 annual meeting.
Messrs. Sloane and Downs have been nominated for re-election, each for a term expiring in 2021. Messrs. Sloane and Downs are not being nominated as directors for election pursuant to any agreements or understandings between such persons and the Company. Messrs. Sloane and Downs have indicated their willingness to continue to serve if elected and have consented to be named as nominees. Messrs. Sloane and Downs are “interested directors” of the Company, as such term is defined under the 1940 Act.
A shareholder can vote for or withhold his or her vote for the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominees named in this Proxy Statement. If a nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of the person nominated by our Board of Directors as a replacement. Our Board of Directors has no reason to believe that the nominee will be unable or unwilling to serve.
Required Vote
Director nominees shall be elected by a plurality of all the votes cast at the Annual Meeting, in person or by proxy, if a quorum is present. Shareholders may not cumulate their votes. If you vote “withhold authority” with respect to a nominee, your shares will not be voted with respect to the person indicated. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for this proposal. Common Shares represented by broker non-votes are not considered votes cast, and thus have no effect on this proposal.
Information about the Directors and Executive Officers
Set forth below is information, as of April 30, 2018, regarding Messrs. Sloane and Downs, who are being nominated for election as directors of the Company at the Annual Meeting, as well as information about our other current directors whose terms of office will continue after the Annual Meeting. Included below is specific information about each director’s experience, qualifications, attributes or skills that led the Board of Directors to the conclusion that the individual is qualified to serve on our Board, in light of our business and structure.

(1)
The business addresses of the director nominees and other directors are c/o Newtek Business Services Corp., 1981 Marcus Avenue, Suite 130, Lake Success, New York 11042.

Nominee for Class I Director — Term Expiring 2021
Name, Address, and Age(1)	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 Years
Current Interested Director Nominees:
Messrs. Sloane and Downs are “interested persons” of the Company as defined in the 1940 Act.
Barry Sloane, 58	Director, Chief Executive Officer, and President	Class I Director since 1999; Term expires 2018	Chairman of the Board of Directors, Chief Executive Officer, President and founder of the Company; Executive Officer of each of the Company’s controlled portfolio companies.	AK Capital LLC
Mr. Sloane has served as our Chairman and Chief Executive Officer since 1999 and as our President since 2008. Mr. Sloane founded Newtek in 1998 and has been an executive officer of each of the Company-sponsored certified capital companies beginning in 1999. In addition, in April 2015 Mr. Sloane became a director with AK Capital LLC (“AKC”), a securities brokerage company. From September 1993 through July 1995, Mr. Sloane was a Managing Director of Smith Barney, Inc. While there, he directed the Commercial and Residential Real Estate Securitization Unit, and he was national sales manager for institutional mortgage and asset backed securities sales. From April 1991 through September 1993, Mr. Sloane was founder and President of Aegis Capital Markets, a consumer loan origination and securitization business which was eventually taken public with the name of  “Aegis Consumer Funding.” From October 1988 through March 1991, Mr. Sloane was Senior Vice President of Donaldson, Lufkin and Jenrette, where he was responsible for directing sales of mortgage-backed securities. From August 1982 to September 1988, Mr. Sloane was a senior mortgage security salesman and trader for Bear Stearns, L.F. Rothschild, E.F. Hutton and Paine Webber.
Mr. Sloane’s broad business and financial experience and his knowledge of the Company’s businesses have been of great value to the other members of the Board and qualify him to serve on our Board of Directors and as the Chairman of our Board of Directors.
Peter Downs, 53	Director, Chief Lending Officer	Class I Director since 2014; Term expires 2018	Chief Lending Officer of the Company; President of Newtek Small Business Finance, LLC
Mr. Downs is the Company’s Chief Lending Officer and was appointed as director in connection with the Company’s conversion to a business development company on November 12, 2014. Mr. Downs joined the Company in 2003 and has been the President of Newtek Small Business Finance, LLC (“NSBF”) and a member of the Risk Committee for NSBF. He has had primary responsibility for the development of the Company’s lending policies and procedures, portfolio and marketing, from its inception. Prior to joining Newtek in 2003, Mr. Downs spent sixteen years in various small business lending roles within the banking industry. From 1990 to 2001, he was employed with European American Bank (“EAB”), where he held various positions including New Business Development Officer for Small Business Lending and Group Manager of Retail Small Business Lending which encompassed the underwriting and servicing of the bank’s small business loan portfolio. Subsequent to EAB’s acquisition by Citibank, Mr. Downs ran the bank’s SBA lending portfolio in New York, and eventually was named the National Director of SBA lending, after which he was responsible for coordinating the bank’s SBA underwriting and sales efforts in all

Citibank markets across the country. In addition to his banking experience, he has been involved in several non-profit small business advisory boards, and has been a member of the National Association of Government Guaranteed Lenders (NAGGL) Regional Technical Issues Committee.
Mr. Down’s history with the Company and extensive experience in the small business lending space, including SBA 7(a) lending, provides our Board of Directors with the valuable insight of an experienced lender.
Name, Address, and Age(1)	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 Years
Current Independent Directors:
Messrs. Zink, Mulia, and Salute are not “interested persons” of the Company as defined in the 1940 Act.
Gregory Zink, 61	Director	Class II Director since 2017; Term expires 2019	Management Consultant, Lowell Group, LLC; Nautilus Group Japan LTD, CEO, CFO and Director
From 1998 to-date, Mr. Zink has been the principal of the Lowell Group, LLC, a management consulting firm which provides strategic, operational, marketing and financial consulting assistance to start-up, small and medium size businesses. In addition, since 1988 Mr. Zink has been the chief executive officer, chief financial officer and a director of Nautilus Group Japan LTD, an international distributor of commercial fitness equipment. Mr. Zink was an executive vice president of the Company from 2000 to 2005. Mr. Zink was also previously employed by Touche Ross/Deloitte Consulting, AT&T, and is a graduate of the General Electric Financial Management Program. Mr. Zink attended Pennsylvania State University and has an MBA from the Wharton School of Business at the University of Pennsylvania.
Mr. Zink’s professional experience provides a significant addition to the Board of Directors. Mr. Zink has many years of experience providing consulting and financial advice to small and medium sized businesses, provides a significant addition to the Board of Directors.
Salvatore Mulia, 70	Director	Class III Director since 2005; Term expires 2020	Financial advisor at RTM Financial Services
Prior to his retirement in 2017, Mr. Mulia was a financial advisor and principal at RTM Financial Services, Westport, CT, a firm he founded with his wife. RTM was involved in advising small business with an emphasis on leasing and lending advisory services since February 2003. From February 2001 to February 2003, Mr. Mulia was Executive Vice President of Pitney Bowes Capital Corp, Shelton, CT which was engaged in providing financial services to business customers. Prior to that, from 1980 to 1993, Mr. Mulia held senior management positions within General Electric’s Financial Services Division, GE Capital Corporation (“GECC”), and during that time, from 1980 through 1993 he was responsible for developing new products and business initiatives in financial services. During his tenure at GECC Mr. Mulia was a principal in GEVEST, GECC’s investment banking unit, where he headed syndication and led acquisition teams which acquired leasing companies including TransAmerica Leasing, Chase Manhattan’s leasing subsidiary and LeaseAmerica.

Mr. Mulia’s experience in the financial services industry, as well as his experience with smaller to mid-sized companies needing capital and debt and his understanding of these businesses provides a significant addition to our Board of Directors. His understanding of the dynamics of these businesses has been particularly helpful in addressing similar issues of the Company and this experience provides a significant addition to the Board of Directors.
Richard Salute, 72	Director	Class III Director since 2015; Term expires 2020	Capital Markets and SEC Practice Director at J.H. Cohn and CohnReznick LLP; Partner at Arthur Andersen, Chief Financial Officer, PAVmed Inc., June 2014 through September 2015	Director, Walker Innovation Inc., since 2015
Mr. Salute served as Capital Markets and SEC Practice Director at J.H. Cohn and CohnReznick LLP from 2004 to 2014. Prior to that, he spent 29 years, from 1972 to 2001, at Arthur Andersen managing complex audits for public and private companies. During his tenure, he was responsible for providing clients with strategic planning services as well as consulting on corporate finance, mergers and acquisitions, and process evaluation. His clients included large multinational companies and entrepreneurial start-ups. In addition to his client responsibilities, he started three business lines for Arthur Anderson: the Enterprise Group (New York Metropolitan area), the Technology Practice (New York office) and the Bankruptcy and Corporate Recovery Practice (nationwide). More recently, Mr. Salute served as Chief Financial Officer of PAVmed Inc. from June 2014 to September 2015. Mr. Salute is a graduate of Adelphi University and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Salute also has served as a director of Walker Innovation Inc. since May 2015.
Mr. Salute has more than 38 years of audit, accounting, and tax experience. His extensive audit, accounting, and tax experience and relationships with industry players are an asset to our Board of Directors. Mr. Salute’s expertise and experience also qualify him to serve as chairman of the Audit Committee and as the Audit Committee Financial Expert. Mr. Salute’s experience with SEC matters includes numerous initial public offerings and his experience representing publicly traded, as well as over-the-counter market traded, clients provides a significant addition to the Board of Directors.
The Board of Directors and Board of Directors Meetings
Newtek’s Board of Directors and management are committed to responsible corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. To that end, the Board of Directors and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices. In doing so, the Board of Directors and management review published guidelines and recommendations of institutional shareholder organizations and current best practices of similarly situated public companies. The Board of Directors and management also regularly evaluate and, when appropriate, revise the Company’s corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC and The Nasdaq® Stock Market, Inc. (“Nasdaq”) where the Company’s Common Shares are listed and traded.
During the fiscal year ended December 31, 2017, the Board of Directors held a total of 22 meetings, the Audit Committee held 4 meetings and the Compensation, Corporate Governance and Nominating Committee held 2 meetings. Each director attended at least 90% of the total number of meetings of the Board of Directors and at least 50% of the meetings of all committees on which he served. All members of the Board of Directors make a diligent effort to attend all board and committee meetings, as well as the Annual Meeting of Shareholders. In 2017, all members of the Board of Directors attended the Annual Meeting of Shareholders.

Corporate Governance Policies
The Company has adopted corporate governance policies which are available at the Investor Relations page of www.newtekone.com (http://investor.newtekbusinessservices.com/corporate-governance.cfm). The corporate governance policies are also available in print to any shareholder who requests them. These policies were adopted by the Board of Directors, among other things, to best ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and to help ensure that the interests of the Board of Directors and management align with the interests of the shareholders.
On an annual basis, each director and executive officer is obligated to complete a Directors’ and Officers’ Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.
Committees of the Board of Directors
The Board of Directors currently has two standing committees: the Audit Committee and the Compensation, Corporate Governance and Nominating Committee. Each member of these committees is independent as defined by applicable Nasdaq and SEC rules. A brief description of each committee is included in this Proxy Statement and each of the committees has a written charter approved by the Board of Directors, which is available the Investor Relations page of our website at www.newtekone.com.
Audit Committee.   The Board of Directors has established an Audit Committee in accordance with the Exchange Act. The Audit Committee consists of Messrs. Salute, Mulia and Zink, none of whom are “interested persons” as defined in the 1940 Act, and operates pursuant to its written Charter. Mr. Salute serves as Chair of the Audit Committee and currently serves as the “audit committee financial expert,” as defined under applicable SEC rules. The Audit Committee is authorized to examine and approve the audit report prepared by the independent auditors of the Company, to review and select the independent auditors to be engaged by the Company, to review the internal accounting controls and to review and approve conflict of interest or related party transactions and audit policies. In addition, the Board of Directors has determined that all members of the Audit Committee are “financially literate” as that term is defined by applicable Nasdaq and SEC rules.
Compensation, Corporate Governance and Nominating Committee.   The Board of Directors has established a Compensation, Corporate Governance and Nominating Committee. The Company’s Compensation, Corporate Governance and Nominating Committee consists of Messrs. Mulia, Salute and Zink, none of whom are “interested persons” as defined in the 1940 Act. Mr. Mulia currently serves as Chair of the Compensation, Corporate Governance and Nominating Committee. The Compensation, Corporate Governance and Nominating Committee evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. The Compensation, Corporate Governance and Nominating Committee is generally responsible for identifying corporate governance issues, creating corporate governance policies, identifying and recommending potential candidates for election to the Board of Directors and reviewing executive and director compensation and performance.
The Compensation, Corporate Governance and Nominating Committee seeks candidates who possess the background, skills, and expertise to make a significant contribution to the Board of Directors, the Company, and its shareholders. In considering possible candidates for election as a director, the Compensation, Corporate Governance and Nominating Committee will take into account, in addition to such other factors as it deems relevant, the desirability of selecting candidates who:
•
Are of the highest character and integrity;

•
Are free of any conflict of interest;

•
Are willing and able to devote sufficient time to the affairs of the Company; and

•
Have the capacity and desire to represent the best interests of the shareholders.

The Compensation, Corporate Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Compensation, Corporate Governance and Nominating Committee considers and discusses diversity, among other factors, with a view toward the needs of the Board of Directors as a whole. The Compensation, Corporate Governance and Nominating Committee generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to the Board of Directors, when identifying and recommending director nominees. The Compensation, Corporate Governance and Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Compensation, Corporate Governance and Nominating Committee’s goal of creating a Board of Directors that best serves the needs of the Company and the interest of its shareholders.
Director Independence and Executive Sessions
Nasdaq listing standards and Section 2(a)(19) of the 1940 Act require that a majority of the Board of Directors and every member of our Audit Committee and Compensation, Corporate Governance and Nominating Committee are “independent.” Our Board of Directors reviews the independence of its members annually.
The Board of Directors has determined that Messrs. Mulia, Zink and Salute qualify as “independent” as defined by applicable Nasdaq and SEC rules. In making this determination, the Board of Directors has concluded that none of these members has a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
It is the policy of the Board of Directors to hold executive sessions of the independent directors meeting without management at the conclusion of regularly scheduled meetings and as requested by a director. Mr. Salute presides over these meetings of the independent directors.
Leadership Structure
The Company currently combines the role of Chairman of the Board of Directors with the role of Chief Executive Officer. Our Board of Directors believes this provides an efficient and effective leadership model for our Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. Mr. Sloane has served as Chairman and Chief Executive Officer of the Company since 1999 and as President since 2008. As the Company’s President and Chief Executive Officer, Mr. Sloane is an “interested person” under Section 2(a)(19) of the 1940 Act. The Board of Directors continues to believe that our leadership structure is appropriate since Mr. Sloane has over 25 years of experience in our industry or related businesses, and under his leadership our management team has executed a strategy that has significantly improved our earnings growth, cash flow stability and competitiveness. No single leadership model is right for all companies at all times. Our Board of Directors recognizes that depending on the circumstances, other leadership models might be appropriate. Accordingly, our Board of Directors periodically reviews its leadership structure.
Moreover, our Board of Directors believes that its governance practices provide adequate safeguards against any potential risks that might be associated with having a combined Chairman and Chief Executive Officer. Specifically:
•
three of our five current directors are independent directors;

•
all of the members of our Audit Committee and Compensation, Corporate Governance and Nominating Committee are independent directors;

•
our Board of Directors and its committees regularly conduct scheduled, and as needed, meetings in executive session, out of the presence of Messrs. Sloane and Downs and other members of management;

•
our Board of Directors and its committees regularly conduct meetings which specifically include Messrs. Sloane and Downs;

•
our Board of Directors and its committees remain in close contact with, and receive reports on various aspects of the Company’s management and enterprise risk directly from our senior management and independent auditors; and

•
our Board of Directors and its committees interact with employees of the Company outside the ranks of senior management.

The Company has not appointed a lead independent director.
Board of Directors Risk Oversight
While management is responsible for identifying, assessing and managing risk, our Board of Directors, at both the full board and committee levels, is responsible for risk oversight with a focus on the most significant risks facing the Company. The Board of Directors’ risk oversight includes, but is not limited to, the following risks:
•
strategic;

•
operational;

•
compliance; and

•
reputational.

During each year, management and the Board of Directors jointly review major risks that the Company prioritizes in the following year. In 2017, the Board of Directors focused on the following areas of risk:
•
determining Newtek’s long-term growth;

•
strategic and operational planning, including acquisitions and the evaluation of the Company’s capital structure and long term debt financing;

•
overseeing, reviewing and approving management’s estimates of fair value of the Company’s investment portfolio; and

•
legal and regulatory compliance.

The Board of Directors has delegated responsibility for the oversight of specific risks to Board of Directors committees. The Audit Committee oversees risks associated with:
•
the Company’s financial statements and financial reporting;

•
internal controls over financial reporting; and

•
credit and liquidity.

The Compensation, Governance and Nominating Committee considers the risks associated with:
•
compensation policies and practices;

•
management resources, structure, succession planning and management development;

•
overall governance practices and the structure and leadership of the Board of Directors; and

•
related person transactions and the code of conduct for all employees, officers and directors.

The Board of Directors is kept informed of each committee’s risk oversight and any other activities deemed to engender risk via periodic reports from management and the committee chairs. Our Board of Directors recognizes the importance of risk oversight, and its role is consistent with the Board of Directors’ leadership structure, the Chief Executive Officer and the senior management of the Company. Our senior management is responsible for assessing and managing risk exposure and the Board of Directors, and committees of the Board of Directors provide the oversight consistent with those efforts.

Director Nominations
In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Compensation, Corporate Governance and Nominating Committee applies the criteria set forth in the Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interest of all shareholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the Board of Directors to fulfill its responsibilities.
Shareholders may recommend individuals to the Compensation, Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials. The recommendation should be sent to the Compensation, Corporate Governance and Nominating Committee, c/o Michael A. Schwartz, Secretary, Newtek Business Services Corp., 1981 Marcus Avenue, Suite 130, Lake Success, New York 11042. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by our Board of Directors or others. If the Board of Directors determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in the proposal for election for the next annual meeting.
Shareholders also have the right under our Bylaws to nominate director candidates, without any action or recommendation on the part of the Compensation, Corporate Governance and Nominating Committee or the Board of Directors, by following the procedures set forth under “Shareholder Proposals” in our Proxy Statement. Candidates nominated by shareholders in accordance with the procedures set forth in our Bylaws may be included in our Proxy Statement and solicitation for the next annual meeting.
Code of Ethics
We have adopted and will maintain a Code of Ethics that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the Code’s requirements. Our Code of Ethics generally will not permit investments by our employees in securities that may be purchased or held by us. We may be prohibited under the 1940 Act from conducting certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, the prior approval of the SEC. Our current Code of Ethics is posted on the Investor Relations section of our website at www.newtekone.com.
Certain Relationships and Related Party Transactions
We have written procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to the Company. As a business development company (“BDC”), the Company is prohibited under the 1940 Act from participating in certain transactions with certain of its affiliates without meeting certain requirements, such as the prior approval of the independent directors and, in some cases, the SEC. The affiliates with which the Company may be prohibited from transacting include its officers, directors and employees and any person who owns 5% or more of our outstanding voting securities or controlling or under common control with the Company.
The Board of Directors reviews all potential related party transactions on an ongoing basis, and all such transactions must be approved by the Board of Directors. The Board of Directors reviews such transactions on a case-by-case basis. In addition, the Compensation, Corporate Governance and Nominating Committee or the Board of Directors reviews and approves all compensation-related policies involving our directors and executive officers. The Board of Directors may approve or ratify a related party transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Board of Directors may impose any conditions on the related person transaction that it deems appropriate.
Adam Eddelson, husband to Jennifer Eddelson, the Company’s Chief Accounting Officer, served as the controller of certain of the Company’s controlled portfolio companies during 2017 and through March 30, 2018, and was paid an annual salary in excess of  $120,000.
Mr. Sloane’s brother Warren Sloane and nephew Kyle Sloane are employed by certain of the Company’s controlled portfolio companies. Warren Sloane and Kyle Sloane earned in excess of  $120,000 for the year ended December 31, 2017.
Mr. Sloane is a director with AK Capital LLC, a securities brokerage company. In August 2016, the Company entered into an agreement with AK Capital pursuant to which AK Capital provides consulting and advisory services to the Company in connection with the sale and/or securitization of participations in SBA guaranteed and unguaranteed SBA 7(a) loans (the “AK Capital Agreement”). The AK Capital Agreement provides for the payment of an annual fee of  $10,000, to be paid monthly over the one year period of the agreement. During the year ended December 31, 2017, the Company incurred $10,000 in fees from AK Capital pursuant to the AK Capital Agreement.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the Nasdaq initial reports of ownership and reports of changes in ownership of Common Shares of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on Forms 3 and 4, and amendments to such forms provided to the Company by its directors and executive officers and greater than 10% shareholders during 2017, all such required reports were timely filed, with the exception of Form 4s related to each of Messrs. Sloane’s, Downs’s, Raven’s, Schwartz’s, and Ms. Eddleson’s disposition of Common Shares to the Company to satisfy certain tax withholding requirements related to the vesting of restricted Common Shares under the Company’s Amended and Restated 2014 Stock Incentive Plan. Those dispositions were disclosed in Forms 5 filed in January 2018.
Director Compensation
The Board of Directors has adopted a plan for compensation of non-employee directors which gives effect to the time and effort required of each of them in the performance of their duties. For 2017, the Board of Directors provided for the payment of annual compensation in the amount of  $125,000 for each non-employee director, with no additional fees for committee membership or chairmanship.
Directors do not receive any perquisites or other personal benefits from the Company.

Director Summary Compensation Table
The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our current directors during the fiscal years ended December 31, 2017 and 2016.
Name of Director	Year	Fees earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Current independent directors:
Salvatore F. Mulia	2017	125,000	—	—	—	125,000
	2016	125,000	—	—	—	125,000
Richard Salute	2017	125,000	—	—	—	125,000
	2016	125,000	—	—	—	125,000
Gregory Zink(1)	2017	93,750	—	—	—	93,750
	2016	—	—	—	—	—
Former independent director:
Sam Kirschner(1)	2017	31,250	—	—	—	31,250
	2016	125,000	—	—	—	125,000
Interested directors:						—
Barry Sloane(2)	2017	—	—	—	—	—
	2016	—	—	—	—	—
Peter Downs(2)	2017	—	—	—	—	—
	2016	—	—	—	—	—

(1)
Mr. Kirschner resigned from the Board of Directors on March 28, 2017. On March 28, 2017, the Board of Directors appointed Mr. Zink to replace Mr. Kirschner and serve the remainder of Mr. Kirschner’s term.

(2)
As employee directors, Messrs. Sloane and Downs do not receive any compensation for their service as directors. The compensation Messrs. Sloane and Downs receive from the Company as employees is disclosed in the Summary Compensation Table and elsewhere under “EXECUTIVE COMPENSATION.”

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer and President, Barry Sloane.
For fiscal year 2017, the median of the annual total compensation of all of our employees (other than Mr. Sloane, our Chief Executive Officer) was $80,000, and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $1,200,000. Based on this information, our Chief Executive Officer’s 2017 annual total compensation was approximately 15 times that of the median of the 2017 annual total compensation of all of our employees.
We selected December 31, 2017 as the date used to identify our “median employee” whose annual total compensation was the median of the annual total compensation of all our employees (other than our Chief Executive Officer) for 2017. As of December 31, 2017, our employee population consisted of 156 individuals, who are located in our Lake Success, New York, Irvine, California, Boca Raton, Florida, and Orlando, Florida offices. To identify our median employee, we compared the annual total compensation for each of our employees, as determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which included salary and bonus. In making this determination, we annualized the compensation of 43 employees who were hired in 2017 but did not work for us the entire fiscal year.

Executive Compensation
Compensation Discussion and Analysis
2017 Named Executive Officers
This compensation discussion and analysis (“CD&A”) provides 2017 compensation information for the following Named Executive Officers (“NEOs”). References to “2017 NEOs” in this CD&A are references to Messrs. Sloane, Downs, Schwartz, and Raven, and Ms. Eddelson.
Name	Age	Position
2017 NEOs:
Barry Sloane	58	Chairman, Chief Executive Officer and President
Jennifer Eddelson	45	Executive Vice President and Chief Accounting Officer
Peter Downs	53	Chief Lending Officer; President Newtek Small Business Finance, LLC
Michael Schwartz	57	Chief Legal Officer, Chief Compliance Officer and Secretary
John Raven	53	Chief Technology Officer and Chief Information Security Officer
Former NEO:
Nilesh Joshi(1)	42	Chief Information Officer

(1)
Effective as of July 3, 2017, the Company eliminated the position of Chief Information Officer (“CIO”), and consolidated the CIO function within the Company’s Information Technology Department. As a result of the foregoing elimination and consolidation, Nilesh Joshi left the Company.

Information about NEOs Who Are Not Directors
Jennifer Eddelson is a certified public accountant licensed in the state of New York and has served as Executive Vice President and Chief Accounting Officer of the Company since July 1, 2011. Previously Ms. Eddelson was employed by the Company since October 2004 as Corporate Controller, Vice President of Financial Reporting since August 2006, and in these and her current capacities has had a principal responsibility for the development and implementation of the Company’s accounting policies and practices. Previously, from June 1996 to October 20014 Ms. Eddelson practiced as a certified public accountant for eight years with Janover, LLC, a public accounting firm located in New York, primarily in the audit and tax area. Ms. Eddelson is a member of the NYS Society of CPAs and a member of the AICPA.
Michael Schwartz has served as Chief Legal Officer and Corporate Secretary since January 2015. In October 2015, Mr. Schwartz was appointed the Company’s Chief Compliance Officer. Previously, Mr. Schwartz was Senior Counsel to the Company since November 2013. Prior to joining the Company, Mr. Schwartz spent twenty-two years in private practice specializing in complex litigation in the fields of securities, mergers and acquisitions, corporate governance, commercial law, unfair employment practices, consumer protection and antitrust. Mr. Schwartz served on the Company’s Board of Directors from 2005 through 2009.
Mr. Raven has served as the Chief Information Security Officer and Chief Technology Officer of Newtek Business Services Corp. since January 2016. In addition, Mr. Raven serves as President and COO of Newtek Technology Solutions, a controlled portfolio company of the Company. He is an information security specialist, technology executive and entrepreneur with a history from start-up to mature large-scale enterprises. Mr. Raven has two decades of experience as a technology leader and operator, leading several large consulting engagements for Cap Gemini, Ernst & Young, Perot Systems and IBM. From 1999 to 2003, Mr. Raven served as Chief Technology Officer, President and Chief Operating Officer of YP.com, where he was instrumental in their growth and public market offering.

Former NEO
Nilesh Joshi was the CIO of the Company from April 2016 through July 3, 2017. Effective as of July 3, 2017, the Company eliminated the CIO position, and consolidated the CIO function within the Company’s Information Technology Department.
Compensation Discussion and Analysis
Introduction
The following CD&A includes our compensation philosophy, a description of our compensation program and the program’s objectives, the elements of compensation used to pay our executives and the compensation-related decisions made with respect to our NEOs as set forth below.
Compensation Philosophy and Objectives
Our compensation programs are designed to attract and retain key employees and to motivate them to achieve, and reward them for achieving, superior performance. Different programs are geared to shorter- and longer-term performance, with the goal of increasing shareholder value over the long-term. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.
We believe that the compensation of our executives should reflect their success as a management team, rather than just as individuals, in attaining key operating objectives, such as growth of investment income, growth of net asset value and growth or maintenance of dividends and long-term competitive advantage, and ultimately, in attaining an increased market price for our Common Shares. We believe that the performance of our executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our Common Shares, whether favorable or unfavorable, but rather that the price of our Common Shares, in the long-term, reflect our operating performance and, ultimately, the management of the Company by our executives. We seek to have the long-term performance of our Common Shares reflected in executive compensation through our equity incentive programs, including stock options and restricted stock awards.
Role of Executive Officers in Compensation Decisions
The Committee supervises the design and implementation of compensation policies for all executive officers (which include the NEOs) and overall incentive equity awards to all employees of the Company. Decisions regarding the non-equity compensation of executive officers, other than NEOs, are made by the Chief Executive Officer within the compensation philosophy set by the Committee. Decisions regarding the non-equity compensation of NEOs are made by the Chief Executive Officer and the Committee for consistency with the Company’s compensation policies.
The Chief Executive Officer semi-annually reviews the performance of each member of the senior executive team, including NEOs (other than himself whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are then presented to the Committee by the Chief Executive Officer. The Committee will review and approve the recommendations for consistency with the Company’s compensation policies.
Setting Executive Compensation
During the course of each fiscal year, it has been the practice of the Chief Executive Officer to review the history of all the elements of each executive officer’s total compensation and the Chief Executive Officer may also compare the compensation of the executive officers with that of the executive officers in an appropriate market comparison group of companies with a capitalization similar to that of the Company. We seek to set compensation levels that are perceived as fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit employees. However, the Company does not establish individual objectives in the range of comparative data for each individual or for each element of compensation. Typically, the Chief Executive Officer sets compensation with respect to the executive officers who report to him and presents it to the Committee for conformity with the Company’s overall compensation policies. The NEOs are not present at the time of these deliberations. The Committee then performs a similar review of the Chief Executive Officer’s total compensation and makes compensation decisions with respect to such officer, who does not participate in that determination.
We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for balanced focus. The amount of each element of compensation is determined by or under the direction of our Committee, which uses the following factors to determine the amount of salary and other benefits to pay each NEO:
•
achievement of income to sustain and grow the Company’s dividend payments;

•
attainment of risk-adjusted returns on the Company’s investment portfolio;

•
performance against competitors for the year;

•
difficulty in achieving desired results in the coming year;

•
value of their unique skills and capabilities to support long-term performance;

•
contribution and growth as a member of the executive management team;

•
professional development and growth of individual executives, the management team and other employees; and

•
managerial assistance provided to our controlled portfolio companies, including contributions to growth of sales, growth of operating earnings and earnings per share.

We do not establish individual goals but focus on the overall profitable growth of our business.
Based on the foregoing objectives, we have structured the Company’s annual and long-term incentive-based cash and non- cash executive compensation to motivate executives to achieve the business goals set by the Company.
There is no pre-established policy or target for the allocation between either cash or non-cash compensation. Historically we have granted a majority of total compensation to executive officers in the form of cash compensation.
For the year ended December 31, 2017, the principal components of compensation for named executive officers were:
•
base salary;

•
performance-based incentive compensation based on the Company’s and the executive’s performance; and

•
retirement and other benefits made available to all employees.

Base Salary
The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Executive base salaries continue to reflect our operating philosophy, our performance driven corporate culture and business direction, with each salary determined by the skills, experience and performance level of the individual executive, and the needs and resources of the Company. Base salaries are generally targeted to market levels and base salary ranges for NEOs are determined for each executive based on his or her position and responsibility by using market data from peer companies and published salary surveys, and the Company generally attempts to fix each NEO’s salary within the range. We believe that the Company’s most direct competitors for executive talent are not necessarily restricted to those companies that are included in the peer company index used to compare shareholder returns, but encompass a broader group of companies engaged in the recruitment and retention of executive talent in competition with the Company.

During the review of base salaries for senior level executives, including the NEOs, we primarily consider:
•
an internal review of each executive’s compensation both individually and relative to other executive officers;

•
individual performance of the executive; and

•
a review of the Company’s dividend growth and adjusted net investment income relative to the Company’s annual plan as established by the Board of Directors.

Salary levels typically are considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Chief Executive Officer’s assessment of the individual’s performance. Merit based increases to the salaries of NEOs other than the Chief Executive Officer are recommended by the Chief Executive Officer and confirmed by the Committee and those for the Chief Executive officer are determined by the Committee.
Annual Bonus
Annual bonuses may be awarded to executive officers along with the Company’s non-executive employees under the Company’s cash bonus plan. The Company creates a bonus pool based on an annually determined percentage of the salaries of all employees which it accrues as an expense. Payments under the plan are based on the Company’s overall performance as determined by the Chief Executive Officer and the Committee. The Committee determines any bonus for the Chief Executive Officer based on, among other things, a review of the Company’s investment income, net asset value and dividend payments relative to the Company’s annual plans as established by the Board of Directors. The Chief Executive Officer in consultation with the Committee with respect to the NEOs, or in consultation with the NEOs and other senior level officers with respect to lower level employees, determines annual bonuses for other employees based on such employee’s performance. Factors considered include the achievement of business plans, defined goals and performance relative to other companies of a similar size and business strategy. The mix and weighting of the factors vary, depending on the business segment and the executive’s responsibilities. The level of achievement and overall contribution by the executive determines the level of bonus.
Equity-Based Compensation
The Company must compete for leadership with commercial banks, investment banks, and other publicly traded companies not regulated as investment companies, which are generally able to award many different types of stock-based compensation to their directors, (including their non-employee directors,) officers, and employees. Moreover, the Company also must compete for leadership with private equity funds, which generally have the discretion to offer a portion of their various carried interests to induce professional talent to associate with their funds without being required to obtain SEC approval each time. On September 12, 2014, the Board of Directors voted to establish the Newtek Business Services Corp. 2014 Stock Incentive Plan (the “2014 Plan”). The 2014 Plan was approved by shareholders of the Company on October 22, 2014. The 2014 Plan provided for the grant of options to purchase Common Shares, the terms of which will be determined by the Compensation, Corporate Governance and Nominating Committee and set forth in an award agreement between the Company and the executive or employee. The Company has not issued options under the 2014 Plan.
On April 27, 2015, the Compensation, Corporate Governance and Nominating Committee and the Board of Directors approved the Amended and Restated 2014 Stock Incentive Plan (the “2015 Stock Plan”), subject to exemptive relief from the SEC and shareholder approval, in order to have increased flexibility to use restricted Common Shares, in addition to stock options, to assist the Company in achieving its objectives with respect to long-term equity incentive compensation. On May 10, 2016, we received an exemptive order from the SEC permitting us to award restricted Common Shares to our employees, officers, and non-employee directors, and on July 27, 2016, our shareholders approved the 2015 Stock Plan.

The 2015 Stock Plan permits us to issue awards of stock options and restricted Common Shares in an aggregate amount of up to 20% of our issued and outstanding Common Shares (the “Plan Maximum Shares”) as of the effective date of the plan. Under the 2015 Stock Plan, all of the Plan Maximum Shares are available for grants of stock options, and half of the Plan Maximum Shares (up to 10% of our issued and outstanding Common Shares as of the effective date of the 2015 Stock Plan) is available for grants of restricted Common Shares. The Compensation, Corporate Governance and Nominating Committee believes that restricted Common Shares is the best method of encouraging stock ownership in the Company by eligible participants by giving them a proprietary interest in the Company’s performance, which more closely aligns compensation with the Company’s performance and provides a means to attract and retain persons of outstanding ability in key positions with the Company. If in the future we successfully grow our assets under management and our net asset value, we may choose to increase the number of employees of the Company. The Compensation, Corporate Governance and Nominating Committee may or may not choose to consider the use of stock options for incentive compensation of these employees.
The Company’s Board of Directors and its Compensation, Corporate Governance and Nominating Committee, which consists entirely of directors who are not employees of the Company, believe that in light of the Company’s plan for growth, stock-based incentive compensation, particularly the award of restricted Common Shares, advances the interests of the Company by providing substantial motivation for superior performance and more fully aligning the interests of officers and directors with the interests of our shareholders.
Benefits and Perquisites
Our NEOs are generally not entitled to benefits that are not available to all of our employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage or similar benefits for our executives or employees. The Committee periodically reviews the levels of benefits provided to executive officers. The NEOs participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly situated employees. The Company has adopted a match for the Company’s 401(k) savings plan which consists of a discretionary match of 50% of the first 2% of employee contributions up to a maximum of 1% of the employee’s compensation (subject to the Internal Revenue Code annual limitation). For 2017, a match of approximately $121,533 in cash was approved and will be paid in May 2018.
Compensation of the Chief Executive Officer
The Committee’s decisions regarding compensation of Mr. Sloane are guided by the same policies and considerations that govern compensation of the Company’s other NEOs. While recognizing the Chief Executive Officer’s leadership in building a highly talented management team and in driving the Company forward, Mr. Sloane’s base salary was increased to $600,000 in March 2016 and remained at $600,000 for 2017. Mr. Sloane earned a $600,000 bonus for 2017 that was paid in 2018 and a $500,000 bonus earned in 2016 that was paid in 2017.
Mr. Sloane did not receive an award of restricted Common Shares in 2017 and received an award of 26,400 restricted Common Shares in August 2016 with a twelve month vesting period. The Committee has determined that this salary and bonus package is competitive with the labor market median for someone with Mr. Sloane’s skills and talents and is reflective of the Company’s current cash and financial position and the status of the Company’s Common Shares.
Compensation of the Other NEOs
The Committee approved the 2017 compensation for Jennifer Eddelson, Peter Downs, Michael Schwartz, Nilesh Joshi and John Raven, as recommended to it by the Chief Executive Officer.
2017 NEOs
Ms. Eddelson’s base salary was $300,000 in 2017 and $275,000 in 2016. Ms. Eddelson received a $150,000 cash bonus in 2017 (paid in 2018) and a $125,000 cash bonus in 2016 (paid in 2017). Ms. Eddelson did not receive an award of restricted Common Shares in 2017 and received an award of 6,600 restricted Common Shares in August 2016 with a twelve month vesting period.

Mr. Down’s base salary was $410,000 in 2017 and $375,000 in 2016. Mr. Downs received a $200,000 cash bonus in 2017 (paid in 2018) and a $125,000 cash bonus in 2016 (paid in 2017). Mr. Downs did not receive an award of restricted Common Shares in 2017 and received an award of 6,600 restricted Common Shares in August 2016 with a twelve month vesting period.
Mr. Schwartz’s base salary was $300,000 in 2017 and $250,000 in 2016. Mr. Schwartz received a $150,000 cash bonus in 2017 (paid in 2018) and a $100,000 cash bonus in 2016 (paid in 2017). Mr. Schwartz did not receive an award of restricted Common Shares in 2017 and received an award of 6,600 restricted Common Shares in August 2016 with a twelve month vesting period.
Mr. Raven’s base salary was $215,000 in 2017 and 2016. Mr. Raven did not receive a cash bonus in 2017 or 2016. Mr. Raven did not receive an award of restricted Common Shares in 2017 and an award of 3,300 restricted Common Shares in August 2016 with a twelve month vesting period.
Former NEOs
Mr. Joshi’s base salary was $200,000 in 2017 and $190,000 in 2016. Mr. Joshi received a $20,000 cash bonus in 2016 (paid in 2017). Mr. Joshi received an award of 1,650 restricted Common Shares in August 2016, which did not vest before he left the Company effective July 3, 2017.
Elements of Executive Compensation and 2017 Compensation Determinations
Base Salary.   We believe that base salaries are a fundamental element of our compensation program. The Committee establishes base salaries for each NEO to reflect (i) the scope of the NEO’s industry experience, knowledge and qualifications, (ii) the NEO’s position and responsibilities and contributions to our business growth and (iii) salary levels and pay practices of those companies with whom we compete for executive talent.
The Committee considers base salary levels at least annually as part of its review of the performance of NEOs and from time to time upon a promotion or other change in job responsibilities. During its review of base salaries for our executives, the Committee primarily considers: individual performance of the executive, including leadership and execution of strategic initiatives and the accomplishment of business results for the company; market data; the NEO’s total compensation, both individually and relative to our other NEOs; and for NEOs other than the CEO, the base salary recommendations of our Chief Executive Officer.
The following table sets forth the 2017 and 2016 base salaries for our current NEOs.
2017 NEOs	2017 Base Salary	2016 Base Salary
Barry Sloane	$600,000	$600,000
Peter Downs	$410,000	$375,000
Jennifer Eddelson	$300,000	$275,000
Michael Schwartz	$300,000	$250,000
John Raven	$215,000	$215,000
Annual Bonus Awards.   The Committee designs our annual cash bonuses to motivate our NEOs to achieve financial and non-financial objectives consistent with our operating plan. The Committee retains discretion in the sizing and awarding of cash bonuses for each NEO to ensure that individual bonus determinations appropriately balance the interests of the Company’s shareholders, while rewarding an NEO’s contributions to performance. In evaluating the performance of our NEOs to arrive at their 2017 cash bonus awards, the Committee considered the factors to determine the amount of salary and other benefits, as set forth above. The Committee also considered the following factors and aspects of the Company’s 2017 operating performance in the determination of specific NEO bonus awards:
•
Declaration of  $1.64 per share in cash dividends;

•
Completion of an equity offering;

•
The institution of an at-the-market equity program;

•
Closing of the IPM investment;

•
Closing of the Company’s eight and largest small business loan securitization;

•
Managerial assistance provided to our controlled portfolio companies, including contributions to growth of sales, growth of operating earnings and earnings per share; and

•
Each NEO’s specific performance achievements and contributions to the Company’s 2017 financial performance.

When allocating bonus awards, the Committee also evaluated the total compensation paid to the NEOs and other employees. Based on the foregoing considerations and analysis, and after due deliberation, the Committee awarded the 2017 NEOs the following annual cash bonuses and award of restricted Common Shares pursuant to the 2015 Stock Plan with respect to 2017.
2017 NEOs	2017 Cash Bonus Award	As Percentage of 2017 Base Salary
Barry Sloane	$600,000	100%
Peter Downs	$200,000	49%
Jennifer Eddelson	$150,000	50%
Michael Schwartz	$150,000	50%
John Raven	$0	0%
Name	Number of Shares or Units that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Number of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
Barry Sloane	n/a(2)	n/a	n/a	$	n/a
Jennifer Eddelson	n/a(3)	n/a	n/a	$	n/a
Peter Downs	n/a(4)	n/a	n/a	$	n/a
Michael A. Schwartz	n/a(5)	n/a	n/a	$	n/a
John Raven	n/a	n/a	n/a	$	n/a
All Others	n/a	n/a	n/a	$	n/a

(1)
Based on the closing price for our Common Shares of  $17.92 on April 20, 2018.

(2)
Mr. Sloane received an award of 58,480 of restricted Common Shares in February 2018 with a three year vesting period.

(3)
Ms. Eddelson received an award of 8,772 restricted Common Shares in February 2018 with a three year vesting period.

(4)
Mr. Downs received an award of 13,158 restricted Common Shares in February 2018 with a three year vesting period.

(5)
Mr. Schwartz received an award of 8,772 restricted Common Shareds in February 2018 with a three year vesting period.

Conclusion
The Committee believes that attracting and retaining talented and motivated management and employees is essential to creating long-term shareholder value. The Committee seeks to attract and retain management and employees by offering a competitive, performance-based compensation program which the Committee believes aligns the interests of the executive officers and other key employees with those of shareholders. We believe that the Company’s 2017 compensation program met those objectives.
Compensation Risk Assessment
Our Compensation, Corporate Governance and Nominating Committee aims to establish Company-wide compensation policies and practices that reward contributions to long-term shareholder value and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, the Committee conducted an assessment of our compensation arrangements, including those for our named executive officers. The assessment process included, among other things, a review of our (1) compensation philosophy, (2) compensation mix and (3) cash and equity-based incentive plans.
In its review, among other factors, the Committee considered the following:
•
Our investment model and our cash incentive plan encourage our employees to focus on creating a stable, predictable stream of investment income over multiple years, rather than focusing on current year revenue at the expense of succeeding years.

•
The distribution of compensation among our core compensation elements has effectively balanced short-term performance and long-term performance.

•
Our cash and equity-based incentive awards in conjunction with management efforts focus on both near-term and long-term goals.

•
Our cash and equity-based incentive awards contain a range of performance levels and payouts, to discourage executives from taking risky actions to meet a single target with an all or nothing result of compensation or no compensation.

Our executives are encouraged to hold a meaningful number of Common Shares pursuant to our stock ownership policy. Based upon this assessment, our Compensation, Corporate Governance and Nominating Committee believes that our Company-wide compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
2017 Advisory Vote on Executive Compensation; Continuing Shareholder Engagement
At our 2017 annual meeting of shareholders, our advisory vote on say-on-pay received strong support from our shareholders (approximately 94% of votes cast).
The Committee views as important the continuing dialogue with our shareholders on compensation and other governance matters. The results of the Company’s 2017 advisory vote on say-on-pay represent positive support for the named executive officers’ compensation, but we continue to review our compensation program such that it recognizes the business environment in which the Company operates, control costs, is transparent, and enables employees to make informed decisions. We anticipate continuing our shareholder engagement efforts following the 2018 annual meeting and in advance of our future annual meetings.
Compensation, Corporate Governance and Nominating Committee Interlocks and Insider Participation
All members of the Compensation, Corporate Governance and Nominating Committee are independent directors, and none of them are paid officers of ours or any of our subsidiaries. No member of the Compensation, Corporate Governance and Nominating Committee: (i) has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended; or (ii) is an executive officer of another entity, at which one of our executive officers serves on our Board of Directors.

2017 Compensation, Corporation Governance and Nominating Committee Report
The Compensation, Corporate Governance and Nominating Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis for fiscal 2017 required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation, Corporate Governance and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION, CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Salvatore Mulia, Chairman
Richard Salute
Gregory Zink

Summary Compensation Table
The following tables set forth the aggregate compensation earned by the Company’s Chief Executive Officer, Chief Accounting Officer, and next three most highly compensated executive officers (which we refer to as NEOs) during 2017 and the two previous years.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (3)	Option Awards (3)	Non-Equity incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
2017 NEOs
Barry Sloane, Chief Executive Officer	2017	600,000	600,000(1)	—	—	—	—	—	1,200,000
	2016	583,333	500,000(2)	357,456	—	—	—	—	1,440,789
	2015	483,333	500,000(4)	—	—	—	—	—	983,333
Jennifer Eddelson, Chief Accounting Officer	2017	295,833	150,000(1)	—	—	—	—	—	445,833
	2016	272,500	125,000(2)	89,634	—	—	—	—	487,134
	2015	256,667	100,000(4)		—	—	—	—	356,667
Peter Downs, Chief Lending Officer	2017	404,167	200,000(1)	—	—	—	—	—	604,167
	2016	366,667	125,000(2)	89,634	—	—	—	—	581,301
	2015	319,167	100,000(4)		—	—	—	—	419,167
Michael Schwartz,(5) Chief Legal Officer	2017	291,667	150,000(1)	—	—	—	—	—	441,667
	2016	241,667	100,000(2)	89,634	—	—	—	—	431,301
	2015	191,667	70,000(4)	—	—	—	—	—	261,667
John Raven, Chief Technology Officer	2017	215,000	—	—	—	—	—	—	215,000
	2016	207,500	—	44,682	—	—	—	—	252,182
Former NEOs
Nilesh Joshi, Chief Information Officer	2017	99,103	—	—	—	—	—	—	99,103
	2016	134,583	20,000(2)	22,341	—	—	—	—	176,924

(1)
Cash bonus awarded for 2017 performance and paid in 2018.

(2)
Cash bonus awarded for 2016 performance and paid in 2017.

(3)
These awards of restricted Common Shares were made in August 2016 and had twelve (12) month vesting periods. The value reported for Stock and Option Awards is the aggregate grant date fair value of options or stock awards granted to the NEOs in the years shown, determined in accordance with FASB ASC Topic 718, disregarding adjustments for forfeiture assumptions. The assumptions for making the valuation determinations are set forth in the footnote titled “Stock-Based Compensation” to our financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(4)
Cash bonus awarded for 2015 performance and paid in 2016.

(5)
Mr. Schwartz was appointed Chief Legal Officer as of January 2015. The Company’s Board of Directors appointed Mr. Schwartz the Company’s Chief Compliance Officer, effective October 1, 2015.

Equity Compensation Plans & Grants of Plan-Based Awards
On April 27, 2015, the Compensation, Corporate Governance and Nominating Committee and the Board of Directors approved the 2015 Stock Plan, subject to exemptive relief from the SEC and shareholder approval, in order to have increased flexibility to use restricted stock, in addition to stock options, to assist the Company in achieving its objectives with respect to long-term equity incentive compensation. On May 10, 2016, we received an exemptive order from the SEC permitting us to award shares of restricted stock to our employees, officers, and non-employee directors, and on July 27, 2016, our shareholders approved the 2015 Stock Plan.

Under the 2015 Stock Plan, a maximum of 20% of our total Common Shares issued and outstanding, calculated on a fully diluted basis, will be available for awards under the Amended Stock Plan as of the Annual Meeting date. Up to 10% of our total issued and outstanding Common Shares will be available for grants of restricted Common Shares. We expect to have approximately 18,561,000 Common Shares outstanding on the date of the Annual Meeting. Therefore, there would be 1.5 million Common Shares available for grant pursuant to the 2015 Stock Plan. None of those shares are currently subject to stock options. Under the 2015 Stock Plan, no more than 50% of the Common Shares reserved for the grant of the awards under the Amended Stock Plan (up to an aggregate of 3,000,000 shares) may be restricted stock awards at any time during the term of the 2015 Stock Plan. To date, the Compensation, Corporate Governance and Nominating Committee has awarded 219,507 restricted Common Shares to 30 employees. Therefore, approximately 1.3 million Common Shares would be available for additional grants of restricted Common Shares as of the Annual Meeting date.
No more than 25% of our Common Shares may be made subject to awards under the plan to any individual. In the event that the Compensation, Corporate Governance and Nominating Committee determines that any corporate event, such as a stock split, dividend or other distribution (including deemed dividends), reorganization, merger, consolidation, repurchase or share exchange, affects our Common Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of plan participants, then the Corporate Governance and Nominating Committee will make those adjustments as it deems necessary or appropriate to any or all of  (i) the number and kind of shares or other property that may thereafter be issued in connection with future awards, (ii) the number and kind of shares or other property that may be issued under outstanding awards, (iii) the exercise price or purchase price of any outstanding award and (iv) the performance goals applicable to outstanding awards.
The Company has no outstanding options under the 2015 Stock Plan.
Outstanding Equity Awards at 2017 Year End
There were 27,892 outstanding equity awards as of December 31, 2017, including dividends paid on the outstanding equity awards in the form of additional restricted Common Shares, of which, no outstanding equity awards were held by our NEOs.
The following table sets forth information regarding outstanding awards of restricted Common Shares held by our Named Executive Officers as of December 31, 2017:
Stock Awards
Name	Number of shares of stock that have not vested	Market value of shares of stock that have not vested	Equity incentive plan awards: number of unearned shares or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares or other rights that have not vested
Barry Sloane(1)	—	$—	—	—
Jennifer Eddelson(2)	—	$—	—	—
Peter Downs(3)	—	$—	—	—
Michael Schwartz(4)	—	$—	—	—
John Raven	—	$—	—	—

(1)
Mr. Sloane received an award of 58,480 restricted Common Shares in February 2018 with a three year vesting period.

(2)
Ms. Eddelson received an award of 8,772 restricted Common Shares in February 2018 with a three year vesting period.

(3)
Mr. Downs received an award of 13,158 restricted Common Shares in February 2018 with a three year vesting period.

(4)
Mr. Schwartz received an award of 8,772 restricted Common Shares in February 2018 with a three year vesting period.

Options Exercised and Stock Vested
No options were exercised in 2017. The number of restricted Common Shares held by the NEOs that vested in the fiscal year ended December 31, 2017 are set forth in the table below.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Barry Sloane(2)	29,170	$494,731
Jennifer Eddelson(3)	7,292	$123,683
Peter Downs(4)	7,292	$123,683
Michael Schwartz(5)	7,292	$123,683
John Raven	3,646	$61,841

(1)
Based on the closing price for our Common Shares of  $16.96 on August 15, 2017 (date of vesting).

(2)
Mr. Sloane received an award of 58,480 restricted Common Shares in February 2018 with a three year vesting period.

(3)
Ms. Eddelson received an award of 8,772 restricted Common Shares in February 2018 with a three year vesting period.

(4)
Mr. Downs received an award of 13,158 restricted Common Shares in February 2018 with a three year vesting period.

(5)
Mr. Schwartz received an award of 8,772 restricted Common Shares in February 2018 with a three year vesting period.

Employment Agreements
The Company entered into separate employment agreements with the following NEOs during 2017 (each, an “Employment Agreement”):
•
Barry Sloane, as Chairman, Chief Executive Officer and President;

•
Jennifer Eddelson, as Executive Vice President and Chief Accounting Officer; and

•
Michael Schwartz, as Chief Legal Officer, Chief Compliance Officer and Secretary.

Mr. Sloane’s, Ms. Eddelson’s and Mr. Schwartz’ employment agreements were renewed as of April 1, 2018 for terms through March 31, 2019, at annual base salaries of  $700,000, $335,000 and $335,000, respectively. Aside from base salaries, the other terms and provisions of the employment agreements remained substantially same, except that Ms. Eddelson’s and Mr. Schwartz’ 2018 employment agreements include non-renewal clauses and revised change of control provisions.
Generally, under the Employment Agreements, Messrs. Sloane, Schwartz and Ms. Eddelson were entitled to a set base compensation, cash bonuses pursuant to the Company’s Annual Cash Bonus Plan or by the action of the board of directors, and incentive compensation at the discretion of the Compensation, Corporate Governance and Nominating Committee. In addition, Messrs. Sloane and Schwartz and Ms. Eddelson are entitled to other benefits, such as participation in retirement and medical and other plans, executive benefits, and vacation and sick leave. The Employment Agreements also provide for severance payments in the case of termination without just cause, as defined therein, or of resignation with good reason, as defined therein. Under the Employment Agreements, during the term of their employment, Messrs. Schwartz and Sloane and Ms. Eddelson agree to devote substantially all of their business time to the Company and to not engage in any business or activity contrary to the business or affairs of the Company. The Company agrees to indemnify Messrs. Schwartz and Sloane and Ms. Eddelson for any and all loss, expenses, or liability that he or she may incur as a result of his or her services for the Company to the extent permitted by the Company’s Bylaws.
Mr. Sloane’s Employment Agreement provided for:
•
a twelve month term through March 31, 2018 at an annual base salary of  $600,000;

•
at least one annual salary review by the Board of Directors;

•
participation in any discretionary bonus plan established for senior executives;

•
retirement and medical plans, customary fringe benefits, vacation and sick leave; and

Ms. Eddelson’s Employment Agreement provided for:
•
a twelve month term through March 31, 2018 at an annual base salary of  $300,000;

•
at least one annual salary review by the Board of Directors;

•
participation in any discretionary bonus plan established for senior executives; and

•
retirement and medical plans, customary fringe benefits, vacation and sick leave.

Mr. Schwartz’s Employment Agreement provided for:
•
a twelve month term through March 31, 2018 at an annual base salary of  $300,000;

•
at least one annual salary review by the Board of Directors;

•
participation in any discretionary bonus plan established for senior executives; and

•
retirement and medical plans, customary fringe benefits, vacation and sick leave.

Payments upon Change of Control, Non-renewal or Termination
Mr. Sloane’s Employment Agreement provided for a payment in the event of non-renewal of his employment in an amount equal to one and one-half  (1.5) times the sum of his annual base compensation plus any cash bonus or other incentive compensation paid in the immediately preceding fiscal year, or in the case of a change of control or termination other than for just cause, an amount equal to two (2) times the sum of the executive’s annual base salary in effect at the time of termination, plus the amount of any incentive compensation paid with respect to the immediately preceding fiscal year. In addition, in the case of termination other than for just cause, all outstanding and unvested equity awards are to be accelerated in full.
Ms. Eddelson’s and Mr. Schwartz’ Employment Agreements provided for a payment (1) in the case of termination other than for just cause, equal to one times the sum of the executive’s current annual base compensation plus any cash bonuses or other incentive compensation paid in the prior year, and (2) in connection with a change in control, equal to two (2) times the executive’s “base amount” as defined in §280G(b)(3) of Internal Revenue Code of 1986. In addition, in the case of termination other than for cause, all outstanding and unvested equity awards are to be accelerated in full.
Each Employment Agreement contained a non-competition provision that requires the employee to devote substantially his full business time and efforts to the performance of the employee’s duties under the agreement.

The employees are not prohibited, however, from serving on the boards of directors of, and holding offices or positions in, companies or organizations which, in the opinion of the Board of Directors, will not present conflicts of interest with the Company, or investing in any business dissimilar from the Company’s or, solely as a passive or minority investor, in any business.
Under each of the Employment Agreements, the Company may terminate the employee’s employment for “just cause” as defined in the agreement, and upon the termination, no severance benefits are available. If the employee voluntarily terminates his or her employment for “good reason” as defined in the agreement, the employee is entitled to the same payment as in the case of termination other than for cause. If the employee’s employment terminates during the term of the agreement due to death, disability, or retirement after age 62, the employee shall receive only his or her compensation, vested rights, and executive benefits up to the date of executive’s last day of employment. The employee is able to terminate voluntarily his or her agreement by providing 60 days written notice to the Board of Directors, in which case the employee is entitled to receive only his or her compensation, vested rights and benefits up to the date of termination.
Post Termination Payments
The table below reflects the amount of compensation that would have been payable to the executive officers under these arrangements if the hypothetical termination of employment events described above had occurred on December 31, 2017, given their compensation and service levels as of such date. All payments are payable by the Company in a lump sum unless otherwise noted.
These benefits are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable stock options, and benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan, disability benefits, and accrued vacation pay. In addition, in connection with any termination of Mr. Sloane’s employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation, Corporate Governance and Nominating Committee deems appropriate.
The actual amounts that would be paid upon Mr. Sloane’s termination of employment can be determined only at the time of his separation from the Company.
	Post Termination Payments
Name	Change in Control	Non-Renewal	Termination without cause
2017 NEOs
Barry Sloane	$2,914,912	$2,186,184	$2,914,912
Jennifer Eddelson	$760,697	—	$510,467
Michael Schwartz	$414,301	—	$481,301
Nonqualified Deferred Compensation
The Company did not have any nonqualified deferred compensation in the year ended December 31, 2017.
Pension Benefits
The Company had no obligation under pension benefit plans to the Named Executive Officers as of December 31, 2017.
Tax and Accounting Implications
Deductibility of Executive Compensation
As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that, with the exception of Mr. Sloane, compensation paid by the Company is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may, in the future, approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.
Accounting for Stock-Based Compensation
Beginning on January 1, 2006, the Company began accounting for stock-based payments under its three incentive stock plans in accordance with the requirements of ASC Topic — 718.
THE BOARD BELIEVES THAT A VOTE FOR THE PROPOSAL TO ELECT TWO DIRECTORS OF THE COMPANY AS DESCRIBED ABOVE IS IN THE BEST INTEREST OF OUR SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” SUCH PROPOSAL.

PROPOSAL II — RATIFICATION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors, and our non-interested directors, has reappointed RSM US LLP (“RSM”) as our independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2018, and the Audit Committee has asked that this selection be ratified by our shareholders.
During the two most recent fiscal years, neither us nor any person on our behalf has consulted with RSM with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act. RSM has advised us that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in us or our affiliates.
Representatives of RSM are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Required Vote
The ratification of the selection of RSM as our independent accountants for the fiscal year ending December 31, 2018 will require the affirmative vote of the holders of a majority of the outstanding Common Shares voted at the Annual Meeting, in person or represented by proxy. In determining whether the proposal has received the requisite number of affirmative votes, broker non-votes will be voted as instructed by the broker. In the event this Proposal is not approved, the Audit Committee will take such fact into account in selecting the Company’s independent accountants for the year ending December 31, 2018, but the Audit Committee is not bound by the outcome of the vote.
THE BOARD BELIEVES THAT A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT AUDITORS AS DESCRIBED ABOVE IS IN THE BEST INTERESTS OF OUR SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” SUCH PROPOSAL.

PRINCIPAL ACCOUNTING FEES AND SERVICES
Audit Fees and Services
Fees for professional services rendered to the Company by RSM during the fiscal year ended December 31, 2017 were as follows (in thousands):
Audit Fees	$585
Audit related fees	—
Tax Fees	220
All other fees	162
Total Fees	$967

Fees for professional services rendered to the Company by RSM during the fiscal year ended December 31, 2016 were as follows (in thousands):
Audit Fees	$572
Audit related fees	—
Tax Fees	86
All other fees	120
Total Fees	$778

Audit Fees:   The audit fees for the fiscal years ended December 31, 2017 and 2016 were for professional services rendered in connection with the audits of the Company’s annual financial statements, assistance with review of documents filed with the SEC, consents and other services required to be performed by our independent registered public accounting firm.
Audit-Related Fees:   All other fees billed to the Company by RSM during the fiscal years ended December 31, 2017 and 2016 for non-audit services and assurance and related services for attestations not required by law.
Tax Fees:   Tax fees were for professional services rendered in connection with tax compliance, tax advice, and tax planning.
All Other Fees:   Non-audit related services billed by RSM were primarily related to the Company’s Form N-2 and other SEC filings.
In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related services provided by, RSM were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The Board of Directors, through its Audit Committee, and in accordance with its written Charter, reviews the audit function, internal controls and financial statements of the Company. The Committee consists solely of directors who are not Company employees and are considered “independent” under applicable rules of the SEC and Nasdaq. In 2017, the Audit Committee convened 4 times to discuss with management and the independent auditors their respective accounting, auditing and financial reporting responsibilities with respect to the fiscal years 2017 and 2016.
In connection with the December 31, 2017 financial statements of the Company, the Audit Committee reviewed and discussed the audited and interim unaudited financial statements with management, and received and discussed with the auditors the matters required by Auditing Standard No. 1301 of the Public Company Accounting Oversight Board’s (“PCAOB”) Rule 3526, Communication with Audit Committees Concerning Independence. In discharging these oversight responsibilities as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditor and the Company that might bear on the auditors’ independence and discussed with the auditors any relationships that may impact their objectivity and independence. Based upon these procedures and discussions with Company management, the Audit Committee considered whether it was necessary to exclude RSM from performing any work for the Company separate and apart from auditing the Company’s financial statements. After a thorough analysis, the Audit Committee concluded that at this time there was no conflict that would jeopardize auditor independence and that it is satisfied as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls.
The Audit Committee, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2017, with management and the independent auditors. Based upon these reviews and the resulting discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.
Date: April 27, 2018	Respectfully submitted, Richard Salute, Chairman Salvatore Mulia Gregory Zink

PROPOSAL III — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Pursuant to the SEC rules adopted under the Dodd-Frank Act, we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. Although the vote is advisory and is not binding on the Board of Directors, the Company or the Compensation, Corporate Governance and Nominating Committee, the Compensation, Corporate Governance and Nominating Committee will take into account the outcome of the vote when considering future executive compensation decisions.
This proposal, commonly referred to as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the compensation of our named executive officers and the executive compensation philosophy, policies and programs described in this Proxy Statement. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation”, including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.
At our 2017 Annual Meeting, we provided our shareholders with the opportunity to cast an advisory vote on say-on-pay with respect to the NEO compensation disclosed in our proxy statement. Approximately ninety-four percent of the votes cast by our shareholders were in favor of our advisory vote on say-on-pay at the 2017 Annual Meeting.
As described in the Compensation Discussion and Analysis section of this Proxy Statement, we seek to provide a compensation package that attracts and retains executive talent and to motivate them to achieve, and reward them for achieving, superior performance. We believe that our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our shareholders.
You are encouraged to read the detailed information under “Executive Compensation” of this Proxy Statement for additional details about our executive compensation programs.
The Board of Directors strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:
RESOLVED, that the shareholders of Newtek Business Services Corp. hereby approve on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K to the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis compensation tables and narrative discussion.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE RESOLUTION RELATED TO COMPENSATION OF NAMED EXECUTIVE OFFICERS

OTHER MATTERS
The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. Properly executed proxies in the accompanying form that have not been revoked confer discretionary authority on the persons named therein to vote at the direction of a majority of the Board of Directors on any other matters presented at the Annual Meeting. Under SEC rules, if a shareholder does not notify the Company within a reasonable time before the date of this Proxy Statement of such shareholder’s intent to present a proposal at the Annual Meeting, the persons named in the accompanying proxy may exercise such discretionary voting authority if the proposal is raised at the Annual Meeting, without any discussion of the matter in this Proxy Statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 14, 2018
The Proxy Statement and Annual Report for the year ended December 31, 2017 are available at the special website: http://www.astproxyportal.com/ast/19720.
ADDITIONAL INFORMATION
We file annual, quarterly and current reports, Proxy Statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room in Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Newtek Business Services Corp., 1981 Marcus Avenue, Suite 130, Lake Success, New York 11042, Attention: Secretary, and can also be accessed through our website at www.newtekone.com.
Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Newtek Business Services Corp., 1981 Marcus Avenue, Suite 130, Lake Success, New York 11042, Attention: Chief Legal Officer or call (212) 356-9500. Promptly upon receipt by us of such a request from a shareholder, separate proxy materials will be delivered to the requesting shareholder. Shareholders who currently receive multiple copies of the Proxy Statement at their addresses and would like to request “householding” of their communications should contact their brokers or the Company (if you hold registered shares).

CONFIDENTIALITY OF PROXIES
The Company’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, to assert or defend legal claims, in a contested proxy solicitation or in the event that a shareholder makes a written comment on a Proxy Card or an attachment to it.
COSTS OF PROXY SOLICITATIONS; SHAREHOLDER COMMUNICATIONS
The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Shares. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by email without additional compensation.
Shareholders may send written communications to the Board of Directors to the attention of the Board of Directors, c/o Newtek Business Services Corp., 1981 Marcus Avenue, Suite 130, Lake Success, New York 11042. Shareholder communications must be signed by the shareholder and identify the number of Common Shares held by the shareholder. Each properly submitted shareholder communication will be provided to the Board of Directors at its next meeting or, if such communication requires more immediate attention, it will be forwarded to the Directors promptly after receipt.

SHAREHOLDER PROPOSALS
The Company expects that the 2019 Annual Meeting of Shareholders will be held on or about June 14, 2019, but the exact date, time, and location of such meeting may change. A shareholder who intends to present a proposal at the 2019 Annual Meeting of Shareholders pursuant to the SEC’s Rule 14a-8 must submit the proposal in writing to the Secretary of the Company at 1981 Marcus Avenue, Suite 130, Lake Success, New York 11042. The Company must receive the proposal no later than January 15, 2019, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.
Shareholder proposals or director nominations to be presented at the 2019 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from the requirements discussed above to have the shareholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for shareholder action. Our bylaws require that to be timely, a shareholder’s notice shall set forth all information required and shall be delivered to the secretary at the principal executive office of the Company at the above address not earlier than the 150th day prior to the first anniversary of the date of this proxy statement nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of this proxy statement. As a result, for the Company’s 2019 Annual Meeting of Shareholders, a shareholder’s notice pursuant to these provisions of our bylaws must be received no earlier than December 16, 2018 and no later than 5:00 p.m., Eastern Time, on January 15, 2019; provided, however, that in the event that the date of the 2019 Annual Meeting of Shareholders is advanced or delayed by more than 30 days from the first anniversary of this Annual Meeting, notice by the shareholder to be timely must be so delivered not earlier than the 150th day prior to the date of the 2019 Annual Meeting of Shareholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2019 Annual Meeting of Shareholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2019 Annual Meeting of Shareholders is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a shareholder’s notice.
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By order of the Board of Directors,
/s Michael A. Schwartz

Michael A. Schwartz, Secretary